                                                                    Exhibit 12.1


                              The BISYS Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                             (Amounts in thousands)

                                                                                Year ended, June 30,
                                                         -------------------------------------------------------------
                                                              1996         1997         1998        1999         2000
                                                         -------------------------------------------------------------
Income before income tax provision                         $30,260      $67,918      $66,753      $76,192     $116,039
                                                          ============================================================

Fixed charges (1):
Interest expense                                               676          269          362        1,490        3,134
Operating rental expense                                     5,297        5,032        5,478        6,721        6,822
                                                         -------------------------------------------------------------

Total fixed charges                                         $5,973       $5,301       $5,840       $8,211       $9,956
                                                          ============================================================

Income before income tax provision plus fixed charges      $36,233      $73,219      $72,593      $84,403     $125,995
                                                          ============================================================

Ratio of earnings to fixed charges (1)                         6.1x        13.8x        12.4x        10.3x        12.7x
                                                          ============================================================

                                                          Nine months ended
                                                               March 31,
                                                          -------------------
                                                           2000          2001
                                                          -------------------
Income before income tax provision                         $78,009      $93,338
                                                          =====================

Fixed Charges (1):
Interest expense                                             2,821        7,763
Operating rental expense                                     5,117        5,192
                                                          ---------------------
Total fixed charges                                         $7,938      $12,955
                                                          =====================

Income before income tax provision plus fixed charges      $85,947     $106,293
                                                          =====================

Ratio of earnings to fixed charges (1)                        10.8x         8.2x
                                                          =====================


(1) These ratios are calculated by dividing (a) earnings before income taxes adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense plus capitalized interest costs and the portion of operating rental expense which we believe is representative of the interest component of rental expense.



                   Computation of Pro Forma Ratio of Earnings
                   After Adjustment for Issuance of Debentures


                                               Year ended       Nine months ended
                                                June 30,            March 31,
                                                  2000               2001
                                                --------           --------
Income before income tax provision              $116,039            $93,338
                                                ========           ========

Fixed charges, as above                            9,956             12,955

Adjustments:
  Estimated net increase in interest
     expense from refinancing                      9,403              2,329

                                                --------           --------
    Total pro forma fixed charges                $19,359            $15,284
                                                ========           ========

Pro forma ratio of earnings to fixed charges         6.0x               6.1x
                                                ========           ========